Ex 4.1

CONVERTIBLE PROMISSORY NOTE

Note No.: N-

10% CONVERTIBLE SENIOR SECURED NOTE

OF

TRIG Acquisition 1, Inc.

NEITHER THE ISSUANCE AND SALE OF THIS NOTE, THE WARRANT NOR THE SECURITIES INTO WHICH THIS NOTE AND THE WARRANT ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM GENERALLY ACCEPTABLE TO THE COMPANY’S LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”)

Principal Amount:	$25,000.00

Purchase Price:	$25,000.00

Issue Date:	[ , 2012]

Maturity Date:	THREE YEAR ANNIVERSARY OF ISSUE DATE

FORM OF CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Trig Acquisition 1 Inc., a Nevada corporation (hereinafter called “Borrower” or the “Company”), hereby promises to pay to [Noteholder] (the “Holder”) or order, without demand, the aggregate principal amount of $25,000 (twenty-five thousand dollars) (the “Principal Amount”), payable on the third anniversary of the Issue Date (the “Maturity Date”) if not converted as provided herein prior to the Maturity Date.

This Note (“Note”) is issued pursuant to the terms of a Subscription Agreement (the “Subscription Agreement”), by and between the Borrower and, inter alia, the Holder, dated as of the Issue Date, and shall be governed by the terms set forth herein and in the Subscription Agreement. Each Note also contains a three (3) year warrant to purchase 12,500 shares of common stock substantially in the form attached as Exhibit B to the Subscription Agreement (the “Warrant”). Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I
GENERAL PROVISIONS

1.1           Conversion. Upon the earlier of: (i) the note holders election following the date upon which the Company’s registration statement is declared effective by the Securities and Exchange Commission (“SEC”); or (ii) thirty-six (36) months from the closing date, the Principal Amount shall be converted into shares of common stock (the “Common Stock”) of the Company. Such conversion shall constitute satisfaction in full of this Note and the Warrant.

1.2           Borrower is Permitted to Issue Other Indebtedness; The Borrower is permitted in the future to issue and create indebtedness and security interests of any kind, including without limitation, indebtedness.

1.3           Interest. The outstanding Principal Amount shall bear interest at the rate of ten percent (10%) per annum, accrued semi-annually and payable on maturity. Interest not paid by the Company shall be added to the Principal Amount at the end of each payment period and will be considered as the Principal Amount at conversion.

1.4           Unregistered Stock. The Common Stock which will be issued to the Holder pursuant to the conversion will be newly issued, unregistered Common Stock of the Borrower until effectiveness of the Registration Statement as contemplated in the Registration Rights Agreement.

ARTICLE II
CONVERSION

2.1           Conversion Notice and Delivery of Shares. To effectuate a conversion of this Note as provided in Section 1.1, the Borrower will complete and deliver to the Holder a Notice of Conversion, a form of which is attached hereto as Schedule A (the “Notice of Conversion”). Within three (3) business days after delivery of such Notice of Conversion, the Borrower will deliver the applicable number of shares of Common Stock to the Holder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Borrower. Borrower represents, warrants and covenants that:

 A.           It will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to permit the full conversion of the Note and exercise of the Warrant.

 B.           Upon issuance, the Common Stock will be duly and validly issued, fully paid and non-assessable.

3.2           Representations and Warranties of the Holder. With respect to the Common Stock to be acquired by the Holder pursuant to the conversion provided herein, the Holder represents and warrants that the Common Stock is being acquired for investment for the Holder s own account, the Holder is an “accredited investor” pursuant to Regulation D under the Securities Act of 1933, as amended, the Holder is an experienced investor and can bear the risk of loss of this investment, and the Holder understands that the Common Stock will not be registered under the Securities Act.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, subject to Section 1.1 above:

4.1           Failure to Pay, Etc. A conversion of this Note into Common Stock as provided herein shall fail to occur by the Maturity Date, the Borrower shall fail to pay the Principal Amount or other sum due under this Note by the Maturity Date and fifteen (15) days shall have elapsed from the Maturity Date and the payment default shall not have been cured in full.

4.2           Breach of Covenant. The Borrower breaches any material covenant of the Subscription Agreement, this Note or the Warrant in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after written notice to the Borrower from the Holder provided, however, that a breach of Article III shall not constitute an Event of Default.

4.3           Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in the Subscription Agreement, this Note or the Warrant shall be false or misleading in any material respect as of the date made and the closing of the Subscription Agreement.

4.4           Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5           Bankruptcy. Bankruptcy, reorganization, insolvency proceeding, liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if so instituted are not dismissed within forty-five (45) days of initiation.

4.6           Failure to Deliver Common Stock. Borrower fails to deliver Common Stock to the Holder pursuant to and in the form required by this Note within ten (10) business days after the applicable conversion date.

4.7           Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of this Note the amount of Common Stock as set forth in this Note for more than ninety (90) days after notice to the Borrower from the Holder.

4.8           Litigation. A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall have been rendered by a court or courts against Borrower and the same shall not be discharged (or provision shall not made for such discharge), or a stay of execution thereof shall not have been procured, within 45 days or such longer period during which the execution of the same shall have been stayed, or an appeal taken therefrom and the execution thereof stayed during such appeal.

4.9           Cross Defaults. In the event the Debtor (i) causes or suffers to occur any uncured default and/or uncured event of default under any material documents and/or material agreement that it is and/or any of its direct or indirect subsidiaries are a party to and/or (ii) and/or any of its direct or indirect subsidiaries defaults in the payment when due in excess of $200,000 for any single payment and $200,000 in the aggregate, or in performance or observance of, any material obligation of, or condition with respect to any material purchase or lease of goods or services that are not cured.

ARTICLE V
MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and shall be either faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Subscription Agreement or at such other address or facsimile number as a party shall furnish to the other party in writing. All such notices and communications shall be effective upon delivery.

5.3           Entire Agreement; Amendment. This Note, the Warrant, the Memorandum and the Subscription Agreement constitute the entire agreement of the parties relating to the subject matter hereof, and supersede all prior or contemporaneous agreements, promises, undertakings, negotiations, discussions or understandings. This Note shall not be modified or amended except in writing executed by both the Holder and the Borrower.

5.4           Assignability. This Note shall be binding upon and insure to the benefit of the parties hereto and their respective successors and assigns.

5.5           Cost of Collection. If default is made in any payment relating to this Note or the delivery of Common Stock upon conversion hereof, Borrower shall pay the Holder hereof all reasonable costs of collection or of obtaining such Common Stock, whichever is applicable, including but not limited to, reasonable attorneys fees and expenses and court and other related costs.

5.6           Governing Law. This Note shall be governed by and construed solely in accordance with the laws of the State of New York (including, but not limited to, New York statutes of limitations), other than choice of law provisions. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties agree to submit to the jurisdiction of such courts. Nothing contained herein shall be deemed or operate to preclude the Holder from taking legal action against the Borrower in any other jurisdiction to enforce a judgment or other decision in favor of the Holder. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision, which may prove invalid or unenforceable under any law, shall not affect the validity or unenforceability of any other provision of this Note.

5.7           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be deducted from the amounts owed by the Borrower to the Holder or refunded to the Borrower.

5.8           Construction. Each party acknowledges that it has had adequate advice and counsel, and agrees that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9           Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

5.10         Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of ___________, 2012.

TRIG ACQUISITION 1, INC.

Name:
Title:

Schedule A to Promissory Note

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 10% Convertible Senior Secured Note of Trig Acquisition 1, Inc., a Nevada corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Signature:

Name:

Address for Delivery of Common Stock Certificates: